FOR IMMEDIATE RELEASE

Contact:
Drew Pickens
Director, Corporate Communications
(954) 759-6975
dpickens@nationsrent.com

NATIONSRENT GRANTED OPTIONS TO EXTEND STORE LEASES
WITH LOWE'S COMPANIES, INC.

FT. LAUDERDALE, FL, November 9, 2005 - NationsRent Companies, Inc. (the "Company") announced today that it has been granted an option to extend all of its store leases with Lowe's Companies, Inc. through 2010, with an additional two-year extension through 2012 subject to Lowe's approval.

Jeff Putman, NationsRent Chief Executive Officer, stated, "Rental and service trends show that the Lowe's locations contribute significantly to our growing marketshare with homeowners and small contractors, and we are pleased to continue to offer rental services at Lowe's convenient locations."

As of November 2005, the Company operated 100 locations at Lowe's home improvement stores. These locations offer one-stop convenient access to building supplies and brand name tools and equipment for rent, all under one roof.  Every NationsRent at a Lowe's store offers customers access to the same full line of equipment they could rent from stand-alone NationsRent locations, as well as even larger equipment than typically offered, seven days a week.

About NationsRent

NationsRent is headquartered in Fort Lauderdale, Florida, and is one of the country's leading full service equipment solutions providers, operating 268 locations (including 100 at Lowe's Home Improvement locations) in 27 states. NationsRent stores offer a broad range of high-quality construction equipment for rent and for sale, along with parts, merchandise, and technical support. The Company's focus is on superior customer service at affordable prices with convenient locations in major metropolitan markets throughout the U.S. More information is available at http://www.nationsrent.com.